Exhibit 99.1

Biodesix Announces Fourth Quarter and Full Year 2020 Results

Full Year 2020 Revenue Growth of 86% on Record Revenue of approximately $46 million

Boulder, CO, March 16, 2021- Biodesix, Inc. (NASDAQ: BDSX) a leading data-driven diagnostic solutions company with a focus in lung disease, today announced financial and operating results for the fourth quarter and full year ended December 31, 2020 and provided a corporate update.

“We had a very productive fiscal year and fourth quarter highlighted by strong revenue growth resulting from our ability to shift gears and offer COVID-19 testing services to assist the nation in the midst of a global pandemic,” stated Scott Hutton, Chief Executive Officer of Biodesix. “During this time, we also maintained our focus on the core strategic business of lung diagnostic testing and biopharma services and expect strong growth in 2021. Overall, 2020 was a transformative year for Biodesix and we are excited about the growth of our commercial organization, expansion of our clinical pipeline, and new clinical data, to quickly and positively impact the lives of patients in 2021.”

Full Year and Fourth Quarter 2020 Financial Results

•	Successful initial public offering (IPO) raising net proceeds of $63.8 million;
•	Record annual revenue of $45.6 million, an increase of 86% over 2019 annual revenue;
•	Fourth quarter revenue of $27.0 million, an increase of 194% and 227%, respectively, over the third quarter 2020 and fourth quarter 2019;
•	Fourth quarter COVID-19 testing revenue of $21.4 million, a 287% improvement over third quarter 2020;
•	Fourth quarter lung diagnostic revenue of $3.7 million, a 22% improvement and 20% decline, respectively, over third quarter 2020 and fourth quarter 2019;
•	Fourth quarter 2020 services revenue of $1.9 million, a 198% improvement and 48% decline, respectively, over third quarter 2020 and fourth quarter 2019;
•	Fourth quarter gross profit of $12.4 million, a 133% and 92% increase, respectively, over third quarter 2020 and fourth quarter 2019;
•	Annual non-cash stock compensation expense of $3.7 million as compared to $0.2 million in 2019;
•	Strengthen balance sheet with $62.1 million of cash and cash equivalents as of December 31, 2020, an increase of $56.8 million over the comparable prior year period.

Business Highlights

As part of the Biodesix data-driven approach, the company continues to build strong clinical evidence to establish the value and utility of the Biodesix lung diagnostics portfolio.

•

Published an extended analysis of data from the company’s Nodify XL2® lung nodule test in the American College of Chest Physicians (CHEST 2020) Journal demonstrating that all nodules in the study group that were established as benign after one year remained benign after two years.

•

Presented data from three studies at the American College of Chest Physicians (CHEST 2020) Annual Meeting highlighting the clinical value of the company’s Nodify XL2® and Nodify CDT™ lung nodule risk assessment suite and the utility of Nodify Lung Risk Assessment tests in helping physicians to reduce unnecessary procedures on benign nodules and delays in diagnosis of malignant nodules.

Exhibit 99.1

•

Initiated recruitment in the Nodify XL2 Classifier Prospective Study in Low to Moderate Risk Lung Nodules (ALTITUDE) with the intent to assess how clinical decision making can be impacted by the introduction of Nodify Lung test results into risk assessment.

•

Showcased data from multiple studies at the International Association for the Study of Lung Cancer (IASLC) World Conference on Lung Cancer (WCLC) demonstrating individual patient’s immune profile capabilities in providing information to support treatment decisions for patients diagnosed with advanced non-small cell lung cancer (NSCLC).

•

Announced collaboration with HiberCell to further the development of an enzyme-linked immunosorbent assay (ELISA) as a companion diagnostic in future registration trials in breast cancer for Imprime PGG programs.

•

Announced publication of a peer-reviewed study supporting its patented blood collection device (BCD). The device is designed to streamline whole blood specimen collection and transportation to the laboratory while delivering diagnostic test results that are equivalent to traditional methods.

In addition to the significant accomplishments associated with our lung diagnostic advances, the Company continued to advance their partnerships and services related to COVID-19.

•	Announced strategic partnerships with both Purdue University and the Chicago Public School System for COVID-19 testing to safely reopen schools.
•

Published a paper demonstrating a new AI-based algorithm that can rapidly and accurately help physicians predict risk of severe outcomes for patients with COVID-19 infection utilizing readily available patient data collected upon hospital admission.

“During the fourth quarter, we continued to add to the growing body of published evidence demonstrating the value of the clinical information delivered by our suite of commercially available lung disease diagnostic tests,” said Hutton. “Looking ahead, we are cautiously optimistic that a more normalized business environment will reemerge later this year, setting the stage for more robust growth in our core lung diagnostic business. We expect modest gross margin percentage expansion for 2021 as compared to 2020 as we continue to experience near-term strength in our COVID-19 diagnostic testing, which on average has lower overall gross margin percentages than our lung diagnostic testing services. We were particularly pleased to show revenue growth in the fourth quarter over the third quarter in our lung diagnostic testing services and biopharma services even while COVID-19 cases surged, and healthcare practitioners and facilities remained focused on fighting the pandemic.”

“At the same time, our COVID-19 testing services delivered strong revenue growth, as evidenced by our strategic partnerships that benefited our fourth quarter 2020. In addition, we continue to expand the reach of our COVID-19 testing services with our recently announced partnership with Purdue University and the Chicago Public School System, one of the largest in the country, in an effort to safely reopen schools for in-person learning.”

Conference call and webcast information

Management will host an investor conference call and webcast today, March 16, 2021 at 4:30 p.m. Eastern Time.

Investor dial-in (domestic):877-705-6003

Investor dial-in (international):201-493-6725

Conference ID:13717317

Webcast:http://public.viavid.com/index.php?id=143868

An archived replay of the webcast will be available on the company’s website for a period of 90 days.

Exhibit 99.1

About Biodesix

Biodesix is a leading diagnostic company with a focus in lung disease. The Company develops diagnostic tests addressing important clinical questions by combining multi-omics through the power of artificial intelligence. Biodesix is the first company to offer six non-invasive tests for patients with diseases of the lung. Biodesix launched the Bio-Rad SARS-CoV-2 ddPCR™ test and the Platelia SARS-CoV-2 Total Ab in response to the global pandemic and virus that impacts the lung and causes COVID-19. The blood-based Biodesix Lung Reflex® strategy for lung cancer patients integrates the GeneStrat® and VeriStrat® tests to support treatment decisions with results in 72 hours, expediting time to treatment. The blood-based Nodify Lung™ nodule risk assessment testing strategy, consisting of the Nodify XL2® and the Nodify CDT™ tests, evaluates the risk of malignancy in incidental pulmonary nodules, enabling physicians to better triage patients to the most appropriate course of action. Biodesix also collaborates with many of the world’s leading biotechnology and pharmaceutical companies to solve complex diagnostic challenges in lung disease. For more information about Biodesix, visit biodesix.com.

Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical fact, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” “opportunity,” “goals,” or “should,” and similar expressions are intended to identify forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Biodesix has based these forward-looking statements largely on its current expectations and projections about future events and trends. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Forward-looking statements may include information concerning the impact of the COVID-19 pandemic on Biodesix and its operations, it is possible or assumed future results of operations, including descriptions of its revenues, profitability, outlook and overall business strategy. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of Biodesix’s most recent annual report on Form 10K, filed March 16, 2021. Biodesix undertakes no obligation to revise or publicly release the results of any revision to such forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:

Media:

Jordona Jackson Smith for Biodesix

Jordona@jacksonbio.com

(805) 674-7347

Investors:

Jeremy Feffer

jeremy@lifesciadvisors.com

(212) 915-2568

Exhibit 99.1

Biodesix, Inc.

Condensed Balance Sheets (unaudited)

(in thousands)

	As of December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$62,126	$5,286
Accounts receivable, net	15,304	5,292
Other current assets	8,710	2,122
Total current assets	86,140	12,700
Non‑current assets
Property and equipment, net	3,178	2,120
Intangible assets, net	13,260	15,092
Other long-term assets	3,461	90
Goodwill	15,031	15,031
Total non‑current assets	34,930	32,333
Total assets	$121,070	$45,033

Liabilities, Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$8,964	$1,717
Accrued liabilities	7,789	4,180
Deferred revenue	3,532	1,283
Current portion of notes payable	11,840	12,159
Put option liability	—	3,261
Total current liabilities	32,125	22,600
Non‑current liabilities
Warrant liability	—	329
Long‑term notes payable	15,926	23,812
Contingent consideration	29,932	29,114
Other long-term liabilities	1,921	358
Total non‑current liabilities	47,779	53,613
Total liabilities	79,904	76,213
Commitments and contingencies
Convertible preferred stock	—	193,959
Stockholders' equity (deficit)
Common stock	27	1
Additional paid‑in capital	299,953	2,324
Accumulated deficit	(258,814)	(227,464)
Total stockholders' equity (deficit)	41,166	(225,139)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$121,070	$45,033

Exhibit 99.1

Biodesix, Inc.

Condensed Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Revenues	$27,028	$8,271	$45,557	$24,552
Operating expenses:
Direct costs and expenses	14,652	1,830	21,998	6,074
Research and development	3,105	2,502	10,818	10,468
Sales, marketing, general and administrative	12,064	6,557	34,857	30,637
Change in fair value of contingent consideration	(138)	926	818	4,114
Total operating expenses	29,683	11,815	68,491	51,293
Loss from operations	(2,655)	(3,544)	(22,934)	(26,741)
Other income (expense):
Interest income	9	11	18	55
Interest expense	(705)	(1,003)	(7,604)	(3,008)
Change in fair value of warrant liability	(1,220)	(104)	(1,252)	(104)
Change in fair value of put option liability	—	(2,000)	—	(2,000)
Other income, net	36	115	422	1,072
Total other expense	(1,880)	(2,981)	(8,416)	(3,985)

Net loss	$(4,535)	$(6,525)	$(31,350)	$(30,726)
Net loss per share, basic and diluted	$(0.25)	$(26.85)	$(6.48)	$(126.97)
Weighted-average shares outstanding, basic and diluted	18,431	243	4,838	242